                                                                    EXHIBIT 11

                   MECHANICAL DYNAMICS, INC. AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


in thousands, except share and per share data                              1997           1996            1995
--------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE:
   Net income......................................................    $         744  $       2,071  $       1,381
   Accretion of value of warrants..................................               --             --            234
                                                                       -------------  -------------  -------------
   Net income available to common shareholders.....................    $         744  $       2,071  $       1,147
                                                                       =============  =============  =============

   Weighted average common shares outstanding......................        5,805,936      4,990,215      3,256,694
   Shares issued below fair market value...........................               --             --         47,250
   Converted preferred shares......................................               --             --        484,758
                                                                       -------------  -------------  -------------
     Pro forma adjusted shares outstanding                                 5,805,936      4,990,215      3,788,702
                                                                       =============  =============  =============
   Pro forma basic net income per common share.....................    $        0.13  $        0.42  $        0.30
                                                                       =============  =============  =============

DILUTED EARNINGS PER SHARE:
   Net income available to common shareholders.....................    $         744  $       2,071  $       1,147
                                                                       =============  =============  =============

   Weighted average common shares outstanding......................        5,805,936      4,990,215      3,256,694
   Shares issued below fair market value...........................               --             --         47,250
   Converted preferred shares......................................               --             --        484,758
   Effect of stock options and warrants............................           61,817         79,813         61,122
                                                                       -------------  -------------  -------------
     Pro forma adjusted shares outstanding                                 5,867,753      5,070,028      3,849,824
                                                                       =============  =============  =============
   Pro forma diluted net income per common share...................    $        0.13  $        0.41  $        0.30
                                                                       =============  =============  =============